Exhibit 99.1

SIDUS SPACE REPORTS RECORD Q2 2023 GROSS MARGIN

Gross margin nearly doubles to 37% for the quarter ended June 30, 2023, improving 1,800 basis points year-over-year

Higher-margin satellite revenue increased 126% year-over-year

CAPE CANAVERAL, Fla – August 14, 2023 —Sidus Space, Inc. (NASDAQ:SIDU) (the “Company” or “Sidus”), a Space and Data-as-a-Service satellite company, announces its financial results and is providing a business update for the second quarter ending June 30, 2023.

“During the second quarter of 2023 we achieved several key milestones, including significantly expanding our margins period-over-period, as we continue to take meaningful steps toward the launch of our AI driven LizzieSatTM constellation. The increase in gross margin was the result of an increase in our satellite revenue. For the six months ended June 30, 2023 our satellite revenue was over 100% higher than full year 2022,” said Carol Craig, Founder and CEO of Sidus. “We are developing an advanced hybrid 3D printed satellite constellation with a focus on building a multi-mission space infrastructure for a diverse customer base in advance of our ten LizzeSat launches scheduled over the next two years with SpaceX. As we get closer to initiating these launches, we continue to develop new, high-margin revenue streams focusing on the sale of both data and payloads on these missions. We believe this will drive both revenue and profit margin over time, as well as value for our shareholders. A key factor to achieving this growth is the in-house development of our 3D-printed satellites, LizzieSat.”

“In addition, several partnerships with new and existing customers were executed during the quarter - a testament to our reputation, expertise and quality of work in the space community where we play a vital role as a mission critical manufacturing partner. These projects further validate Sidus’ ability to deliver mission critical hardware to key partners and vendors. Our ability to provide space infrastructure, as well as critical data, creates a high-margin, rapidly-scalable, recurring-revenue business model,” continued Craig.

Financial Highlights for the Quarter Ending June 30, 2023

●	Sidus reported revenue of 1.4 million for the quarter ended June 30, 2023, compared to $1.8 million for the same period in 2022. While revenue declined period-over-period, primarily due to timing of fixed price milestone contracts, higher margin satellite revenue increased 126% year-over-year.
●	Gross profit was approximately $508,000 or 37%, for the quarter ended June 30, 2023, compared to approximately $347,000 or 19% for the second quarter of 2022, an increase of 1,800 basis points. The increase in gross profit margin was primarily attributed to the mix of contracts and an increase in our higher margin satellite business.
●	Total Operating Expenses increased to approximately $3.6 million for the quarter ended June 30, 2023, from approximately $2.7 million for the quarter ended June 30, 2022, primarily due to expansion of the Company’s staff to support the growth of the business.
●	As of June 30, 2023, the Company had $7.9 million in cash.

Operational Highlights for the Quarter Ending June 30, 2023

●	Announced agreement to launch industry leading hyperspectral and multispectral imaging and Edge Artificial Intelligence on LizzieSat missions beginning in 2024.
●	Granted additional hardware manufacturing subcontract to support NASA’s Artemis Program and Space Launch System Manned Vehicle.
●	Selected by Airbus OneWeb Satellites to design and build machined parts, to be integrated into the portfolio of Arrow commercial small satellites manufactured by AOS, which is producing satellites for Airbus, in support of U.S. government programs.
●	Awarded a new subcontract to produce hardware in support of Parsons Corporation’s Launch Manifest Systems Integration contract.
●	Awarded contracts for two projects with Israeli partners Maris-Tech and Lulav Space by Space Florida under the Florida-Israel Innovation Partnership, the first time Sidus has received two awards from the same round of projects from the Florida-Israel Innovation Partnership.
●	Announced a collaboration with Lulav Space, to provide a complete guidance navigation and control, or GN&C, solution, for both lunar satellite and lunar lander missions.
●	Announced agreement with SOLAR MEMS to host its star tracker as a part of Sidus’ payload rideshare program.
●	Selected ATLAS Space Operations to expand the Company’s ground station services, significantly increasing the global network of ground stations for the LizzieSat constellation.
●	Announced agreement with Leaf Space to progress and broaden Sidus’ ground station network and to extend the availability of Earth Observation data to both established and emerging markets.
●	Announced plans to integrate Exo-Space’s FeatherEdge Data Processing Platform into LizzieSat.
●	Signed MOU with SkyServe to leverage the latest advancements in artificial intelligence and machine learning-based analytics.
●	Selected as a protégé with L3Harris Technologies for the Department of Defense Mentor-Protege Program.

Conference Call and Webcast

Event:	Sidus Space Second Quarter 2023 Earnings Call
Date:	Tuesday, August 15, 2023
Time:	9:00 a.m. Eastern Time
Live Call:	+ 1-877-269-7751 (U.S. Toll-Free) or +1-201-389-0908 (International)
Meeting Number:	13740440
Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1627435&tp_key=6a74af554c

For interested individuals unable to join the conference call, a dial-in replay of the call will be available until Tuesday, August 29, 2023, at 11:59 PM ET and can be accessed by dialing +1-844-512-2921 (U.S. Toll Free) or +1-412-317-6671 (International) and entering replay pin number: 13740440.

To submit a question for the Company to answer in the Q&A portion of the call, please email sidus@kcsa.com.

About Sidus Space

Sidus Space (NASDAQ: SIDU) is a Space Data-as-a-Service and Defense-as-a-Service satellite company focused on mission-critical hardware manufacturing; multi-disciplinary engineering services; satellite design, production, launch planning, mission operations; and in-orbit support. The Company is located in Cape Canaveral, Florida, where it operates from a 35,000-square-foot manufacturing, assembly, integration, and testing facility focused on vertically integrated Space-as-a-Service solutions including end-to-end satellite support.

Sidus Space has a mission of Bringing Space Down to Earth™ and a vision of enabling space flight heritage status for new technologies while delivering data and predictive analytics to domestic and global customers. Any corporation, industry, or vertical can start their journey off-planet with Sidus Space’s rapidly scalable, low-cost satellite services, space-based solutions, and testing alternatives. More than just a “Satellite-as-a-Service” provider, Sidus Space is a trusted Mission Partner–from concept to Low Earth Orbit and beyond. Sidus is ISO 9001:2015, AS9100 Rev. D certified, and ITAR registered.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute ‘forward-looking statements’ within the meaning of The Private Securities Litigation Reform Act of 1995. The words ‘anticipate,’ ‘believe,’ ‘continue,’ ‘could,’ ‘estimate,’ ‘expect,’ ‘intend,’ ‘may,’ ‘plan,’ ‘potential,’ ‘predict,’ ‘project,’ ‘should,’ ‘target,’ ‘will,’ ‘would’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and other factors discussed in Sidus Space’s Annual Report on Form 10-K for the year ended December 31, 2022, and other periodic reports filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Sidus Space, Inc. specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations

Valter Pinto or Jack Perkins

KCSA Strategic Communications

sidus@kcsa.com

(212) 896-1254

Media

Pam Davis

Sidus Space

mediateam@sidusspace.com

SIDUS SPACE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30, 2023	December 31, 2022
Assets
Current assets
Cash	$7,863,849	$2,295,259
Accounts receivable	694,210	850,340
Accounts receivable - related parties	113,474	168,170
Inventory	1,120,960	583,437
Contract asset	60,932	60,932
Contract asset - related party	30,938	14,982
Prepaid and other current assets	4,949,324	3,476,748
Total current assets	14,833,687	7,449,868

Property and equipment, net	5,089,776	2,554,992
Operating lease right-of-use assets, net	251,201	249,937
Other assets	54,120	42,778
Total Assets	$20,228,784	$10,297,575

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and other current liabilities	$4,786,656	$3,415,845
Accounts payable and accrued interest - related party	566,171	566,636
Contract liability	60,932	60,932
Contract liability - related party	30,938	14,982
Asset-based loan liability	216,382	502,349
Notes payable	1,781,529	1,599,150
Operating lease liabilities	259,338	199,158
Total current liabilities	7,701,946	6,359,052

Operating lease liabilities - non-current	-	63,310
Total Liabilities	7,701,946	6,422,362

Commitments and contingencies

Stockholders’ Equity
Preferred Stock: 5,000,000 shares authorized; $0.0001 par value; no shares issued and outstanding	-	-
Common stock: 210,000,000 authorized; $0.0001 par value
Class A common stock: 200,000,000 shares authorized; 59,795,054 as of June 30, 2023 and 8,022,736 shares as of December 31, 2022 issued and outstanding, respectively	5,979	802
Class B common stock: 10,000,000 shares authorized; 10,000,000 shares issued and outstanding	1,000	1,000
Additional paid-in capital	47,718,345	32,129,257
Accumulated deficit	(35,198,486)	(28,255,846)
Total Stockholders’ Equity	12,526,838	3,875,213
Total Liabilities and Stockholders’ Equity	$20,228,784	$10,297,575

SIDUS SPACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

Revenue	$1,175,616	$1,479,092	$3,090,340	$2,839,480
Revenue - related parties	194,793	368,271	543,696	807,218
Total - revenue	1,370,409	1,847,363	3,634,036	3,646,698
Cost of revenue	862,632	1,500,599	2,230,460	2,321,597
Gross profit	507,777	346,764	1,403,576	1,325,101

Operating expenses
Payroll expenses	1,861,016	1,391,451	3,577,559	2,142,649
Sales and marketing expenses	165,928	112,153	354,525	202,614
Lease expense	88,668	86,352	175,055	171,351
Professional fees	382,817	131,922	870,259	1,454,214
General and administrative expense	1,062,053	1,024,301	2,125,253	2,018,134
Total operating expenses	3,560,482	2,746,179	7,102,651	5,988,962

Net loss from operations	(3,052,705)	(2,399,415)	(5,699,075)	(4,663,861)

Other income (expense)
Other income	17,950	-	17,950	-
Interest expense	(187,667)	(58,420)	(375,194)	(124,328)
Asset-based loan expense	(38,634)	-	(79,567)	-
Finance expense	(240,525)	-	(806,754)	-
Total other expense	(448,876)	(58,420)	(1,243,565)	(124,328)

Loss before income taxes	(3,501,581)	(2,457,835)	(6,942,640)	(4,788,189)
Provision for income taxes	-	-	-	-
Net loss	$(3,501,581)	$(2,457,835)	$(6,942,640)	$(4,788,189)

Basic and diluted loss per Common Share	$(0.07)	$(0.23)	$(0.17)	$(0.29)
Basic and diluted weighted average number of common shares outstanding	51,131,482	10,836,332	40,482,106	16,600,707

SIDUS SPACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,
	2023	2022

Cash Flows From Operating Activities:
Net loss	$(6,942,640)	$(4,788,189)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	806,754	1,209,000
Depreciation	79,385	171,117
Lease liability amortization	(4,394)	(2,710)
Changes in operating assets and liabilities:
Accounts receivable	156,130	(1,017,206)
Accounts receivable - related party	54,696	77,044
Inventory	(537,523)	(156,883)
Contract asset	-	(60,933)
Contract asset - related party	(15,956)	-
Prepaid expenses and other assets	(1,483,918)	(705,423)
Accounts payable and accrued liabilities	1,732,714	239,545
Accounts payable and accrued liabilities - related party	(465)	32,634
Contract liability	-	60,932
Contract liability - related party	15,956	(63,411)
Net Cash used in Operating Activities	(6,139,261)	(5,004,483)

Cash Flows From Investing Activities:
Purchase of property and equipment	(2,614,169)	(858,520)
Net Cash used in Investing Activities	(2,614,169)	(858,520)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock units	14,787,511	-
Proceeds from asset-based loan agreement	2,881,228	-
Repayment of asset-based loan agreement	(3,167,195)	-
Repayment of notes payable	(179,524)	(134,000)
Payment of lease liabilities	-	(148,019)
Repayment of notes payable - related party	-	(797,505)
Net Cash provided by (used in) Financing Activities	14,322,020	(1,079,524)

Net change in cash	5,568,590	(6,942,527)
Cash, beginning of period	2,295,259	13,710,845
Cash, end of period	$7,863,849	$6,768,318

Supplemental cash flow information
Cash paid for interest	$155,365	$105,767
Cash paid for taxes	$-	$-

Non-cash Investing and Financing transactions:
Debt forgiveness	$-	$1,624,755
Modification of right-of-use asset and lease liability	$135,235	$-